EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-80154 on Form N-1A of our reports dated February 16, 2024, relating to the financial statements and financial highlights of Calvert VP SRI Balanced Portfolio and Calvert VP SRI Mid Cap Portfolio, each a series of Calvert Variable Series, Inc. (the “Corporation”), appearing in the Annual Report on Form N-CSR of the Corporation for the year ended December 31, 2023, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 24, 2024